CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                           MEDICAL STERILIZATION, INC.

                Under Section 805 of the Business Corporation Law

      WE, THE UNDERSIGNED, D. Michael Deignan and Harvey Cohen, being respectively the President and the Secretary of Medical Sterilization, Inc. (the "Corporation") hereby certify:

      1. The name of the Corporation is Medical Sterilization, Inc. The original name under which the Corporation was formed was General Sterilization Services, Inc.

      2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 27, 1982. Restated Certificates of Incorporation and Certificates of Amendment were filed on May 12, 1983, August 5, 1983, May 24, 1989, January 4, 1990, November 28, 1994, May 13, 1996 and January 6, 1997, as
corrected on January 10, 1997.

      3. (a) The Certificate of Incorporation is amended to increase the number of authorized shares constituting the Common Stock of the Corporation from 10,000,000 to 30,000,000.

      (b) To effect the foregoing, the first sentence of Paragraph Fourth relating to the number of authorized shares constituting the Common Stock of the Corporation is amended to read as follows:

               "The aggregate number of shares which the Corporation shall have authority to issue is Thirty-Three Million (33,000,000) shares to consist of Thirty Million (30,000,000) shares of Common Stock, with a par


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            value of $.01 per share, and Three Million (3,000,000) shares of
            Preferred Stock, with a par value of $.01 per share."

      4. The foregoing Amendment to the Certificate of Incorporation was authorized by the unanimous written consent of the Board of Directors of the Corporation, followed by the vote of majority of all the outstanding shares entitled to vote on said Amendment.

      IN WITNESS WHEREOF, we have signed this certificate on the day of January, 1999.

                                    /s/ D. Michael Deignan
                                    -----------------------------
                                    D. Michael Deignan, President

                                    /s/ Harvey Cohen
                                    -----------------------------
                                    Harvey Cohen, Secretary


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STATE OF NEW YORK )
                  ) ss.:
COUNTY OF NASSAU  )

      HARVEY COHEN, being duly sworn deposes and says, that he is the Secretary of Medical Sterilization, Inc., the corporation named in and described in the foregoing certificate, and is one of the persons described in and who executed the foregoing certificate, that he has read the foregoing Certificate of Amendment of the Certificate of Incorporation and knows the contents thereof, and that the statements contained therein are true.

                                    /s/ Harvey Cohen
                                    -----------------------------------------
                                                      Harvey Cohen

Sworn to before me this
8th day of January, 1999

/s/ [ILLEGIBLE]
-------------------------------
      Notary Public

[NOTARY STAMP - ILLEGIBLE]


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